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EXHIBIT 99B.5
SELECTED PROPORTIONATE DATA (UNAUDITED) (1)    U S WEST MEDIA GROUP
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		 Cable and                     Media Content
Dollars in       Telecomm.       Wireless      and Services
millions      Dom. (2) Int'l    Dom.  Int'l    Dom.   Int'l   Total
------------- ---------------  -------------  --------------- ------
QTR Ended
December 31, 1995
Revenues         $755    $46    $240    $95     $274    $70   $1,480
EBITDA            149    (21)     37    (15)     104     10      264
Net income
 (loss)           (26)    54      (4)    (4)      54     (2)      72

Subscribers/advertisers
 (thousands)    2,945    696   1,339    308      479    165    5,932

QTR Ended
December 31, 1994 (3)

Revenues         $607    $21    $183    $65     $267    $37   $1,180
EBITDA             93     (9)     36    (30)      95     (3)     182
Net income
 (loss)           (27)    97       5    (21)      58     (2)     110

Subscribers/advertisers
 (thousands)    2,407    226     817    169      468    147    4,234


YTD December 31, 1995

Revenues       $2,661   $128    $824   $295   $1,065   $142   $5,115
EBITDA            589    (55)    226    (40)     426      3    1,149
Net income
 (loss)           (72)    18      50    (80)     238    (13)     141


YTD December 31, 1994 (3)

Revenues       $2,196    $85    $662   $186   $1,005    $79   $4,213
EBITDA            436    (42)    161    (68)     413      2      902
Net income
 (loss)           (42)    65      74    (68)     251     (4)     276
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<F1>
(1) Proportionate data reflects the Media Group's relative ownership interest in revenues and EBITDA for both its consolidated and equity method entities. Proportionate data is not required by GAAP or intended to replace the Combined Financial Statements prepared in accordance with GAAP.
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(2) Includes the Media Group's 25.51 percent pro-rata priority and residual equity interests in reported TWE results.
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(3) Results include the Atlanta cable properties which U S WEST,
Inc. acquired in December 1994. 1994 results include the paging operation which was sold in the second quarter. Paging revenue, EBITDA and net income for the year was $28, $12 and $44.
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